Exhibit 23.1




CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K of our report dated January 14, 1997 included in Registration Statement File No. 33-66676. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1996 or performed any audit procedures subsequent to the dates of our report.



ARTHUR ANDERSEN LLP

Los Angeles
February 25, 1997